Exhibit 10.3

May 16, 2005

Acceris Communications Inc.
9775 Business Park Avenue
San Diego, CA 92131
USA

Attn: Mr. Henry Y.L Toh, Chairman of the Audit Committee

Dear Mr. Toh

By this letter, Counsel Corporation and its subsidiary Counsel Corporation (US) (collectively “Counsel”) wish to confirm in writing that, subject to the legal Closing of the proposed transaction with North Central Equity LLC (the “Transaction”) for the sale of substantially all of the telecommunication assets of Acceris Communications Corp. (“the Condition Precedent”), Counsel will extend the maturity date from April 30, 2006 to December 31, 2006 in respect of all outstanding and future loans payable (including interest) owing to Counsel by Acceris Communications Inc. (“Acceris”). Accordingly, the underlying respective loan agreements will be amended effective on the signing of the Transaction to reflect this extension. All other terms of the respective loan agreements remain in full force and effect.

We also confirm the commitment of Counsel Corporation and its subsidiary Counsel Communications LLC to fund, through long-term intercompany advances of equity contributions, all capital investment, working capital or other operational cash requirements of Acceris and its controlled subsidiaries in order for Acceris to continue as a going concern through December 31, 2006 pursuant to the above Condition Precedent.

We also wish to advise that the compensation arrangement with Mr. Allan Silber in his capacity as Chief Executive Officer of Acceris will be modified effective July 1, 2005 to reduce Mr. Silber’s annual compensation from $275,000 plus 100% bonus entitlement to $137,500 plus 100% bonus entitlement. This change is in recognition of the reduced complexity of the Acceris business following the expected disposition of the telecommunications business.

Sincerely,

/s/ Allan Silber	/s/ Stephen Weintraub

Allan Silber Chairman and Chief Executive Officer Counsel Corporation	Stephen Weintraub Senior Vice-President & Secretary Counsel Corporation

cc:   Gary Clifford
Gary Taylor
Kelly Murumets
Hal Heaton
Ralph DeMartino
Sam Shimer